To the Board of Directors
Wimax EU, Ltd.

I have been informed of the Board of Directors recommendations that all Wimax EU, Ltd, common stock shareholders effective February 14, 2004 owning less than 2001 shares be granted a five for one forward split of their stock.

I hereby consent to this action this 18th day of February 2005

/s/  Ken Bornstein
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Print Investor



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